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                                TCC INDUSTRIES
                            SHAREHOLDERS COMMITTEE
                      1301 Capital of Texas Highway South
                                  Suite B125
                              Austin, Texas 78746

                                April 19, 1997

Dear Fellow Shareholder:

This year's Annual Meeting of Shareholders, scheduled for May 7, provides you with a critical choice--

 .    electing new directors, experienced in corporate finance and corporate governance, with a $579,000 investment in TCC stock, who can address the crisis facing our investment;

                                      OR
                                      --

 .    re-electing two long-term incumbent directors who share the responsibility for the Company's appalling state.

We are pleased to enclose our definitive proxy statement and accompanying GOLD proxy card that you can use to vote FOR the Committee's nominees for election to the TCC Industries Board. The definitive proxy statement contains changes from the preliminary copy sent to you with our March 28, 1997 letter. We urge you to review the enclosed definitive proxy statement in full.

                REMEMBER -- STAY FOCUSED ON THE RELEVANT ISSUES
                                                --------
                           AT THIS YEAR'S MEETING.

In our March 28 letter, we alerted you to our concern that TCC management would take the low road in an effort to maintain their grip on the Company. Regrettably, they have done so. Instead of focusing upon the real issues, they are attempting to distract you with distorted financial data and misleading personal attacks on our nominees' character and experience.

The real issues, we believe, are TCC's continued losses, its low stock price and the Company's dismal performance under the stewardship of the current Board.

If elected, we are confident that we can bring to the Board the tools necessary to unlock the Company's value and deliver it to TCC shareholders.

                     LET'S MAKE THIS FACT PERFECTLY CLEAR:
           FROM 1990 TO 1996, TCC LOST MONEY -- LOTS OF YOUR MONEY!

Management claims that the Committee's preliminary proxy statement contains "inaccurate and misleading information" based on our graph that indicated that management lost approximately $3 million from 1990-1996.

Here are the facts -- based on the Company's own Annual Reports to Shareholders:

 .    TCC lost approximately $3 million dollars between 1990 and 1996 from its continuing operations.

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 .    In a rather obvious effort to obscure this loss from operations, management has attempted to pump up its record by including gains from "extraordinary" items and "discontinued" operations. The goal of every company is to make a profit from its day-to-day business and not count on "extraordinary" events and the sale of assets to make ends meet.

We stand by our last letter -- TCC management reported approximately $3 million in losses over the last seven years to shareholders. In 1993, TCC restated some of the financial information that it had reported to shareholders for 1990, resulting in a profit for 1990 of $271,000, rather than a loss of $591,000 as originally reported. This revision, which would bring the seven-year cumulative loss to approximately $2.1 million, does not alter the fact that TCC Industries suffered losses of approximately $3.0 million during 1990-1996 as reported in its own Annual Reports to Shareholders.

Ask yourself: Does the Company's stock behave like the Company is profitable or do we see a decline in our shareholder value?

                     JUDGE FOR YOURSELF THE QUALIFICATIONS
                        OF MR. DEROECK AND MR. THOMAJAN

Management also claims that our nominees for the TCC Board -- Walter DeRoeck and Robert Thomajan -- are less qualified than management's slate.

When discussing the qualifications of our nominees, management conveniently forgot to tell you that:

 .    Mr. DeRoeck has been a director of NorAm Energy Corporation (formerly
     ARKLA) for more than 10 years.

 .    NorAm, a NYSE-listed company, has revenues of over $4 billion (compared with only $20 million for TCC) and more than 6,700 employees. NorAm is the third largest natural gas distributor in the U.S. serving nearly three million customers.

 .    Mr. DeRoeck has also served as a board member of two bank holding companies, a fixed income advisory fund with more than $150 million in assets and St. Bernard's Hospital, which has more than $60 million in revenues.

 .    Mr. DeRoeck is now serving his second year on the Dean's Advisory Council at Harvard University's John F. Kennedy School of Government.

 .    Mr. Thomajan has had a distinguished career of more than 25 years practicing corporate law as a founding partner of Milgrim Thomajan & Lee. The firm, which started with only two employees, eventually grew to 300 employees in six offices.

 .    Public filings reveal that Mr. Thomajan's firm represented and advised the
     Boards and senior management of more than 50 "FORTUNE 500" companies, including such well known U.S. companies as Bank of America, Coca-Cola Company, Exxon, General Electric, General Foods, Mobil Oil, Nabisco and Nike.

                DON'T BE FOOLED BY THE REFERENCES TO MARC RICH

Probably the most egregiously misleading statement by management is its attempt to link Mr. Thomajan with Marc Rich, who did not return to the U.S. in 1983 to answer charges of tax evasion and energy law violations.

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Management, relying on a commentary from a Forbes magazine writer, and apparently without attempting to confirm the accuracy of the commentary, falsely describes Mr. Thomajan as a "trusted aide" of Mr. Rich. In reality, starting in 1976, Mr. Thomajan's law firm did represent Richco Holdings in corporate transactions. Mr. Rich was a substantial but minority shareholder of Richco. In 1984, Richco Holdings and all of its affiliates settled all claims brought against them by the government and resumed their day-to-day business.

In 1991, upon the retirement of several Richco directors, Mr. Thomajan became a director and in-house corporate counsel to Richco, and rented an apartment near the company's offices in Switzerland. He continued in that position until February 1993, when the company was sold to certain of its shareholders and another public company.

        ELECT OUR WELL QUALIFIED NOMINEES WHO WILL SERVE YOUR INTERESTS

                          VOTE YOUR GOLD PROXY TODAY!

It's time for changes in the Board at TCC Industries. Our nominees, if elected, will:

 .    Be responsive to the legitimate concerns of shareholders.

 .    Refocus the Company's management on the Company's business.

 .    Undertake a comprehensive review of measures that can be taken to maximize shareholder value, including a top-down review of the Company, its business and its use of capital.

 .    Report to you - the owners - on progress and prospects in stemming the losses and creating a viable and profitable enterprise.

If you have any questions on how to vote your shares using the Committee's GOLD card, please call MacKenzie Partners, Inc. toll-free at (800)322-2885. We appreciate your consideration and support of our efforts.

                                        Yours very truly,

                                        Walter A. DeRoeck

                                        Robert Thomajan

                           MACKENZIE PARTNERS, INC.
                               156 Fifth Avenue
                              New York, NY 10010
                            (212)929-5500 (Collect)
                                      or
                         CALL TOLL FREE (800)322-2885

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